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FORM 4
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                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
  von Fink        August                        Homestake Mining Company (HM)                   Issuer (Check all applicable)
-------------------------------------------    --------------------------------------------         Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (Specify
 Pacellistrass 4                                  Person (Voluntary)       July 1998            ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                        --------------------    5. If Amendment,        __________________________________
Munich Germany                    80333                                     Date of Original  7. Individual or Joint/Group Filing
---------------------------------------------                               (Month/Year)          (Check Applicable Line)
(City)          (State)             (Zip)                                                      x  Form filed by One Reporting Person
                                                                            ------------          Form filed by more than one
                                                                                              __  Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock $.01 par value       07/08/98       P     177,000     A        10.22        26,889,400            D
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Common Stock $.01 par value       07/09/98       P     713,300     A        10.62        26,889,400            D
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Common Stock $.01 par value       07/14/98       P     929,000     A        10.22        26,889,400            D
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Common Stock $.01 par value       07/15/98       P     819,000     A        10.36        26,889,400            D
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Common Stock $.01 par value       07/16/98       P     264,700     A        10.77        26,889,400            D
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Common Stock $.01 par value       07/17/98       P     542,400     A        11.04        26,889,400            D
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Common Stock $.01 par value       07/20/98       P     201,200     A        11.21        26,889,400            D
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Common Stock $.01 par value       07/28/98       P     467,000     A        10.32        26,889,400            D
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Common Stock $.01 par value       07/29/98       P     884,800     A        10.58        26,889,400            D
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Common Stock $.01 par value       07/30/98       P     286,000     A        10.74        26,889,400            D
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Common Stock $.01 par value       07/31/98       P     400,000     A        11.14        26,889,400            D
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*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)

                                                (Print or Type Responses)                               (Bulletin No. 177, 10-15-97)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.     /s/ Ernst Knut Stahl          08/04/98
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                    ------------------------------- -------
                                                                                             Ernst Knut Stahl, attorney in fact
                                                                                              **Signature of Reporting Person   Date


Note. File three copies of this Form, one of which must be manually signed.                                               Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                   (Bulletin No. 177, 10-15-97)
